Exhibit 99.1

ContraVir Pharmaceuticals, Inc. Announces Pricing of $15.6 Million Public Offering

June 18, 2019

EDISON, N.J., June 18, 2019 /PRNewswire/ — ContraVir Pharmaceuticals, Inc. (“ContraVir,” the “Company,” “we,” “our” or “us”) (NASDAQ:CTRV), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (NASH) and chronic viral infection, today announced the pricing of a public offering with expected total gross proceeds of approximately $15.6 million, before deducting placement agent fees and other offering expenses payable by the Company.

Roth Capital Partners is acting as the lead placement agent for the offering. Arcadia Securities, LLC is acting as co-placement agent for the offering.

The securities offered by the Company consist of (i) Class A Units each consisting of one share of Common Stock and one Warrant to purchase one share of Common Stock at a combined price of $6.00 per Class A Unit, and (ii) Class B Units each consisting of one share of Series E Convertible Preferred Stock, with a stated value of $1,000 per share, and convertible into 167 shares of Common Stock per share of Series E Convertible Preferred Stock, and a Warrant to purchase 167 shares of Common Stock, at a combined price of $1,000 per Class B Unit. The aggregate number of shares of Common Stock to be issued pursuant to the Class A Units and issuable upon conversion of all the Series E Convertible Preferred Stock is 2,600,000. The aggregate number of Warrants to be issued in the offering is 2,600,000. The Warrants will have an exercise price of $6.00, will be exercisable upon issuance and will expire five years from the date of issuance. The shares of Common Stock and the accompanying Warrants included in the Class A Units and Class B Units can only be purchased together in this offering but will be issued separately and will be immediately separable upon issuance. The offering is expected to close on June 20, 2019, subject to customary closing conditions.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on June 17, 2019. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov.  Copies of the final prospectus relating to this offering may be obtained, when available, by contacting Roth Capital Partners, LLC, Attention: Equity Capital Markets, 888 San Clemente Drive, Suite 400, Newport Beach, California 92660, by telephone at (800) 678-9147 or e-mail at rothecm@roth.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ContraVir Pharmaceuticals

ContraVir is a clinical state biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and chronic hepatitis infection (HBV, HCV, HDV). The company’s lead drug candidate is CRV431,which reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH.  Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms.  These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilin enzymes, which are involved in many disease processes.  Currently, in clinical phase development, CRV431 shows potential in the overall treatment of liver disease — from triggering events through to end-stage disease. For more information, please visit www.contravir.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products.  There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful.  ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended December 30, 2018 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

ContraVir Investor Relations

(646) 274-3580

skilmer@contravir.com